Exhibit 3.9(c)

SECOND AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

LYONDELL-CITGO REFINING LP

The undersigned, desiring to amend the Certificate of Limited Partnership of LYONDELL-CITGO Refining LP (the “Partnership”) pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the limited partnership is LYONDELL-CITGO Refining LP.

SECOND: Section 1 of the Certificate of Limited Partnership shall be amended as follows:

1. Name. The name of the limited partnership formed hereby is Houston Refining LP.

THIRD: In light of the withdrawal of CITGO Gulf Coast Refining, Inc. as a general partner of the Partnership, Section 4 of the Certificate of Limited Partnership shall be amended as follows:

4. General Partner. The name and business address of the general partner of the Partnership is:

Lyondell Refining Company LP

1221 McKinney

Houston, Texas 77010

FOURTH: The effective date of this Second Amendment to the Certificate of Limited Partnership is October 2, 2006.

IN WITNESS WHEREOF, the undersigned has executed this Second Amendment to the Certificate of Limited Partnership of LYONDELL-CITGO Refining LP on this 26th day of September, 2006.

LYONDELL REFINING COMPANY LP,
a Delaware limited partnership

By:	LRC Holdings GP LLC, its general partner

	By:	/s/ Gerald A. O’Brien, Vice President
	Name:	Gerald A. O’Brien
	Title:	Vice President and General Counsel